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FOR IMMEDIATE RELEASE
--------------------

Kodak Contacts:
Charles S. Smith          Paul C. Allen
(716) 724-4513            (716) 724-5802
clgl@aol.com              pcallen@kodak.com

CalComp Contacts:
Amy Lytle (editorial)     Michael Pollock (investor)
(714) 957-1314            (310) 207-9300
alytle@rmc.xo.com         mike_pollock@pondel.com


                   KODAK, CALCOMP SIGN AGREEMENT TO DEVELOP
                         COMMERCIAL PRINTING SOLUTIONS

ROCHESTER, N.Y./ANAHEIM, Calif., March 30, 1998 -- Eastman Kodak Co. (NYSE: EK) and CalComp Technology Inc. (NASDAQ: CLCP) today announced they have signed an agreement to jointly develop piezo inkjet technology.

     The agreement will leverage CalComp's CrystalJet-based technology and Kodak's imaging science and color management technology.

     "For Kodak, this joint development activity will create the opportunity for high-quality, high-productivity output, providing our customers another way to literally 'Take Pictures. Further'," noted Patrick T. Siewert, president, Kodak Professional, and vice president, Eastman Kodak Co.

     "Our association with Kodak, one of the world's most respected imaging companies, brings us a unique opportunity to expand CrystalJet technology in


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commercial digital printing markets," said John C. Batterton, president and chief executive officer of CalComp.

    "The synergy between CalComp and Kodak development teams will accelerate CrystalJet technology in supporting the highest quality and demanding applications," added Andreas Bibl, CalComp senior vice president, technology development.

     CalComp Technology Inc. develops and manufactures computer graphics peripherals and supplies for business and professional applications. As an industry leader in piezo inkjet technology, CalComp develops image marking systems and components which support advanced digital printing applications. Corporate offices are located in Anaheim, Calif. For more information, visit the CalComp Web site at www.calcomp.com, or call 800-CALCOMP (800-225-2667).

     Kodak is the world leader in both traditional silver halide and digital imaging and markets a wide range of products in more than 150 countries. These products include photographic films, papers and chemicals for amateur and professional use; motion picture films, diagnostic imaging film and equipment; digital imaging products including cameras, scanners, sensors and printers; copier-duplicators; microfilm and image management systems. Kodak, headquartered in Rochester, N.Y., employs approximately 97,500 people worldwide and had sales totaling $14.5 billion in 1997. For more information, visit the Kodak website at www.kodak.com.

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